Exhibit 10.5
August 10, 2007
David Holmberg
Dear David:
The purpose of this letter is to set forth the agreement we have reached with respect to the termination of your employment with Jo-Ann Stores, Inc. (the “Company”). To make sure that you understand the details and terms of this letter agreement (the “Agreement”) and that your decision to enter into this Agreement is voluntary, we advise you to consult with an attorney prior to signing this document. Your signature below acknowledges that you have done so. If the details and terms are acceptable to you, please sign the bottom of this Agreement and return it to the undersigned no later than the later of (i) twenty-one (21) days from the date of receipt of this Agreement or (ii) the fifth business day following receipt by you of the Company’s determination to withdraw the offer set forth in the Agreement.
As we discussed and as you acknowledged, the Company is providing this special allowance to you as consideration for your willingness to enter into this Agreement.
By signing this Agreement, you acknowledge that you and the Company have agreed as follows:
1. Effective Date. Your employment with the Company will end as of August 10, 2007 and you will cease to be an employee of the Company as of 5:00 p.m. EDT on that date.
2. Payments and Benefits Following Separation. As consideration for your promises and covenants contained in Sections 3, 4 and 5 of this Agreement, the Company will make the following payments and will provide the following benefits to you:
(a) Salary Continuation. Following the expiration of the seven (7) day revocation period described in Section 17(b)(v), the Company will pay you an amount equal to your annual current base salary for two (2) years. This payment will be made on the eighth day (or if the eighth day is not a business day, then on the next business day) following the date on which you sign and deliver this Agreement to the Company (the “Lump Sum Payment Date”) in a lump sum amount of $1,000,000, less withholding for federal, state and local taxes, FICA/Medicare and any other required withholdings.
(b) Insurance.
i. The Company will provide you with continued medical, dental and vision insurance coverage (to the extent that you currently have elected such coverages) under the Jo-Ann Fabric & Craft Stores Benefit Plan for the lesser of two (2) years or the date(s) on which you become eligible for each of these coverages from a new employer (if you become eligible for less than all of such coverages, the Company coverages shall terminate with respect to those coverages for which you become eligible). To the extent coverage for all Company employees is contributory, you agree to make such contributions on a monthly basis on the same terms applicable to continuing employees of the Company, and the Company may discontinue providing such insurance coverage if you are more than thirty days delinquent in making a required contribution. The Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) provides you with specific rights concerning the continuation of your medical coverage; alternative coverage under this paragraph does not extend the maximum coverage period under that statute.
ii. Your current group term life insurance coverage will continue for the lesser of two (2) years or the date on which you become eligible for life insurance coverage from a new employer. To the extent coverage for Company employees is contributory, you agree to contribute to the cost of coverage on the same terms applicable to continuing employees of the Company. Any required contributions will be made by you to the Company on a monthly basis, and the Company may discontinue providing such insurance coverage if you are more than thirty days delinquent in making a required contribution.
iii. Disability insurance, if any, will cease on August 10, 2007, since it is superseded by your salary continuation. However, you do have the option to continue Long-Term Disability coverage if you have it. Further information will be sent to you upon written request to the undersigned.
iv. You will continue to receive the benefit of any indemnification under the Company’s Amended and Restated Code of Regulations as well as any director and officer liability insurance generally covering former officers with respect to your service with the Company through August 10, 2007.
(c) Paid Time Off (PTO). The Company will pay you any unused Paid Time Off (PTO) for Fiscal Year 2008 for which you are eligible pursuant to the terms of Company policy in a lump sum, subject to withholding for federal, state and local taxes, FICA/Medicare and any other required withholdings. You acknowledge that you have already received this payment for PTO.
(d) Incentive Plan. You will not be eligible to receive any payment under the Company’s Short-Term and Long-Term Incentive Compensation Plans for Fiscal Year 2008 and all subsequent years.
(e) Car Allowance. The Company will continue to provide your car allowance for the two (2) year salary continuation period by giving you on the Lump Sum Payment Date a lump sum payment of $31,200, less withholdings for taxes, FICA and Medicare and any other required withholdings.
(f) Stock Awards. By special consent of the Board of Directors, you will have until 90 days from your last day worked to exercise any stock options that were vested as of

August 10, 2007. No additional options will vest during this 90-day period. All restricted stock awards are cancelled as of August 10, 2007.
(g) Deferred Compensation Plan. The balance in your Deferred Compensation Plan will be paid out in approximately April 2008, in accordance with the terms of that plan.
(h) Outplacement. The Company will provide outplacement services for you by Right Management. You will be contacted by one of their representatives to discuss the terms of these services. The eligibility for this service will begin the date the Company’s Human Resources Department receives a copy of this letter signed by you and will end on August 10, 2008 or the date you secure employment, whichever occurs first.
(i) Certain Tax-Related Matters. As it is the mutual good faith belief of you and the Company that none of the payments under this Agreement will result in you being subject to any interest or additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended, the Company shall not (i) designate any such payment as a payment covered by said Section 409A on any Form W-2, Wage and Tax Statement, issued to you by the Company and (ii) take any inconsistent position on any tax return or other tax filing or in any administrative or judicial tax proceeding.
3. Release and Waiver.
(a) In consideration of the payments and benefits described in Section 2 of this Agreement, and by signing this Agreement, you agree for yourself, your agents, heirs, executors, administrators and assigns to unconditionally release, acquit and forever discharge the Company, its subsidiaries and affiliates, and each of their respective agents, directors, officers, employees, representatives, successors, assigns and all persons acting by, through, under or in concert with any of them (including the Company, the “Company Releasees”) from any and all actions, charges, complaints, claims, liabilities, obligations, promises, agreements, damages, demands, losses, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws prohibiting discrimination (including but not limited to the Federal and Ohio Age Discrimination in Employment Act) and claims for wrongful discharge, breach of contract, either oral or written, breach of any employment policy or any other claim against the Company which you now have, heretofore had or at any time hereafter may have against the Company Releasees arising prior to the date hereof and arising out of or in connection with your employment or separation from your employment with the Company.
(b) You acknowledge and understand that this is a general release which releases the Company Releasees from any and all claims that you may have under federal, state or local laws or common law, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Older Worker Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., the Employee Retirement Income Security Act, and the Consolidated Omnibus Budget Reconciliation Act.

(c) You, on behalf of yourself and your agents, heirs, executors, administrators and assigns, also agree and covenant not to file a lawsuit or to assert any claim with respect to any claims released or waived under this Agreement, and you agree that you will not institute any actions, cause, suits, debts, liens, claims or demands for released matters, whether known or unknown, against the Company Releasees or attributable to the Company Releasees in any way.
(d) Execution of this Agreement by you operates as a complete bar and defense against any and all of the released claims against the Company Releasees. If you or any of your agents, heirs, executors, administrators and assigns should make any claims against any of the Company Releasees in any charge, complaint, action, claim, or proceeding (with the exception of claims to enforce this Agreement and claims not released herein), this Agreement may be raised as and shall constitute a complete bar to any such charge, complaint, action, claim, or proceeding, and the Company Releasees shall be entitled to and shall recover from you all costs incurred, including attorneys’ fees, in defending against any such charge, complaint, action, claim, or proceeding to the fullest extent.
(e) You and the Company agree that this Agreement may be introduced into evidence by a party in the event you attempt to or actually commence any legal, equitable or administrative action, arbitration or other proceeding against any Company Releasee.
(f) Nothing in this Agreement will prohibit you from cooperating with the Equal Employment Opportunity Commission (“EEOC”) or Ohio Civil Rights Commission (“OCRC”) in any future investigation against the Company.
(g) In consideration of the your promises in this Agreement, and by signing this Agreement, the Company for itself and for its subsidiaries and affiliates, and each of their respective agents, directors, officers, employees, representatives, successors, assigns and all persons acting by, through, under or in concert with any of them agree to unconditionally release, acquit and forever discharge you, your agents, heirs, executors, administrators and assigns (including you, the “Personal Releasees”) from any and all actions, charges, complaints, claims, liabilities, obligations, promises, agreements, damages, demands, losses, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws claims for wrongful discharge, breach of contract, either oral or written, breach of any employment policy or any other claim against any of the Personal Releasees which the Company Releasees now have, heretofore had or at any time hereafter may have against any of the Personal Releasees arising prior to the date hereof. Each of the Company Releasees also agree and covenant not to file a lawsuit or to assert any claim with respect to any claims released or waived under this Agreement, and each of the Company Releasees agrees that he, she or it will not institute any actions, cause, suits, debts, liens, claims or demands for released matters, whether known or unknown, against any of the Personal Releasees or attributable to any of the Personal Releasees in any way. Execution of this Agreement by the Company operates as a complete bar and defense against any and all of the released claims against the Personal Releasees. If any Company Releasee should make any claims against any of the Personal Releasees in any charge, complaint, action, claim, or proceeding (with the exception of claims to enforce this Agreement and claims not released herein), this Agreement may be raised as and shall constitute a complete bar to any such charge, complaint, action, claim, or proceeding, and the Personal Releasees shall be entitled to and shall recover from the Company all costs incurred, including attorneys’ fees, in defending against any such charge, complaint, action, claim, or proceeding to the fullest extent. You and the Company agree that this Agreement may be introduced into evidence by a party in the event the Company Releasees attempt to or actually commence any legal, equitable or administrative action, arbitration or other proceeding against any Personal Releasee.
(h) You shall refrain from making any disparaging or derogatory comments or references about any of the Company Releasees or their respective business practices or competence. The Company shall refrain, and shall use its best efforts to cause the Company Releasees to refrain, from making any disparaging or derogatory comments or references about any of the Personal Releasees or their respective business practices or competence.
4. Restrictive Covenants.
(a) During the two year period between August 10, 2007 through August 9, 2009, you agree that you will not have any financial or other interests in nor become involved, either directly or indirectly or as a proprietor, partner, shareholder, officer, employee, consultant, agent or in any other capacity, with any person, firm or legal entity engaged in any significant extent within the United States in the business of multi-unit retailing of fabrics or crafts without the express written consent of the Company’s Chief Executive Officer (which consent may be granted or withheld at his or her sole discretion). “Multi-unit retailing” is defined as in excess of five stores and “significant extent” is defined as any entity where revenues in fabrics or crafts exceed ten percent (10%) of the total revenues of the entity. These entities include, but are not limited to, Michaels, AC Moore, Hobby Lobby, Hancock Fabrics and Calico Corners. The obligations set forth in this paragraph shall extend to all subsidiaries, affiliates, franchises, partnerships, joint ventures and successors in interest or assigns of the persons, firms or legal entities in the business of multi-unit retailing of fabric or craft products. This paragraph shall not preclude you from owning less than two percent (2%) of the publicly traded shares of a company which competes with the Company.
(b) During the two year period between August 10, 2007 through August 9, 2009, you agree that you will not have any financial or other interests in nor become involved, either directly or indirectly or as a proprietor, partner, shareholder, officer, employee, consultant, agent or in any other capacity, with any person, firm or legal entity that is involved in the sale in the United States or Canada of fabrics or crafts to any of the persons, firms or legal entities engaged in multi-unit retailing (as defined above) of fabrics or crafts without the express written consent of the Company’s Chief Executive Officer (which consent may be granted or withheld at his or her sole discretion). The obligations set forth in this paragraph shall extend to all subsidiaries, affiliates, franchises, partnerships, joint ventures and successors in interest or assigns of the persons, firms or legal entities in the business of selling fabrics or crafts to multi-unit retailers of fabrics or crafts. This paragraph shall not preclude you from owning less than two percent (2%) of the publicly traded shares of a company which supplies fabrics or crafts to the Company or its competitors.

(c) During the two year period between August 10, 2007 through August 9, 2009, you agree that you will not recruit or solicit for employment any active Company employees or seek to induce any employee of the Company to terminate his or her employment with the Company; provided that nothing contained in this Section 4 (c) shall prohibit you or any business with which you are employed or associated from employing any individual who responds to a general solicitation of employment by such business which general solicitation of employment is not specifically directed toward such employee, provided that you have not been personally involved in the recruitment or hiring of such individual.
(d) Nothing contained in this Section 4 shall limit or prohibit you from being employed by, associated with, or have any financial or ownership interest in, any business or enterprise solely because the direct or indirect sole or part owner of such business or enterprise also owns one or more other businesses or enterprises in which your employment, association or financial or ownership interest would be prohibited or limited by this Section 4, but which is/are independent from and unrelated to (except by reason of such ownership or common board membership) the business or enterprise by which you are employed, with which you are associated, or in which you have a financial or ownership interest.
5. Confidential Information/Return of Company Property.
(a) You agree not to divulge to third parties or use any confidential or Company proprietary information gathered or learned by you in the scope of your employment with the Company. Confidential information includes, but is not limited to, information in oral, written or recorded form regarding business plans, trade or business secrets, Company financial records, supplier contracts or relationships, or any other information that the Company does not regularly disclose to the public. To the extent that you have any doubt, either now or in the future, as to whether information you possess is confidential or Company proprietary, you should contact the undersigned for clarification before divulging or using such information. You understand and agree that divulging such information to third parties or your unauthorized use of it would cause serious competitive harm to the Company;
(b) You agree that the terms of this Agreement are confidential and that you will not disclose any information concerning this Agreement to any person other than your immediate family members and professional advisors who also agree to keep said information confidential, not to disclose it to others and not to use such information for any purpose other than advising you with respect to your rights and obligations under this Agreement. You also may make such disclosures as are required by law. Any disclosure in violation of the foregoing is a material breach of this Agreement giving rise to an appropriate remedy as determined by a court of law. The Company likewise agrees to keep the terms of this Agreement confidential, provided however (i) the Company may disclose the terms of the Agreement to its professional advisors and (ii) the Company may make such disclosures as are required by law or stock exchange rule. To the extent one party has properly made a public disclosure of the terms of the Agreement pursuant to this section, the other party may disclose such information.

(c) You agree that you are prohibited from and will refrain from sharing all Company-related materials which you have in your possession with those who have not been authorized to receive such information, including but not limited to any competitors or retailers selling crafts, fabrics or other product lines also sold by the Company.
(d) You agree to return immediately all Company property, including without limitation, all credit cards, Company telephone credit cards, keys, key cards, discount cards, equipment and all Company related documents, materials and property you have in your possession and not to make or retain any copies thereof without authorization from the undersigned.
6. Reasonableness of Restraints; Enforcement.
(a) You and the Company acknowledge and agree that a breach of any provision of Sections 4 or 5 or any of their subsections will result in immediate and irreparable harm to you or the Company, as the case may be, for which full monetary damages cannot be readily calculated and for which monetary damages is an inadequate remedy. Accordingly, you and the Company agree that the other shall be entitled to injunctive relief to prevent any actual or threatened breach or any continuing breach by you or the Company, as the case may be (without the need to post a bond or other security). You and the Company acknowledge that injunctive relief shall not foreclose you or the Company from pursuing any other remedies which you or it may have at law or in equity for breach of any of the terms, conditions or covenants of this Agreement, including, but not limited to, actual monetary damages.
(b) You acknowledge that the covenants in Sections 4 and 5 of this Agreement: (i) are reasonably necessary to protect the confidential information, goodwill, trade secrets and other business interests of the Company; (ii) do not deprive you of the means or opportunity for suitably supporting yourself and your family or for obtaining employment; (iii) are reasonable in duration and scope; and (iv) will cause you no undue hardship.
(c) You and the Company acknowledge and agree that the period of any covenant of this Agreement which is a subject of litigation shall be tolled pending the litigation and shall continue to run only upon completion of any and all appeals from a final judgment enforcing the covenant.
(d) You and the Company acknowledge that the covenants of Sections 4 and 5 of this Agreement shall be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by you or the Company against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by you or the Company of these covenants.
7. No Agency Relationship. As further consideration for the payment and benefits described in Section 2, you agree to cease acting as an employee or agent of the Company as of August 10, 2007, and you further agree to indemnify and hold the Company harmless from any and all claims which arise from any such actions occurring after such date.

8. Fees and Costs. In the event of litigation relating to an alleged breach of this Agreement, the prevailing party shall be entitled to recover its litigation costs, including without limitation its reasonable attorney’s fees.
9. Entire Agreement. You and the Company acknowledge, agree and understand that this Agreement contains the entire agreement of the parties and supersedes all prior oral or written understandings between you and the Company, and may be amended only by means of a writing signed by both you and the Company’s Chief Executive Officer or Vice President, Human Resources.
10. No Admission. This Agreement shall not in any way be construed as an admission by you or the Company or any of the aforementioned Company Releasees and Personal Releasees, as the case may be, that they have acted wrongfully with respect to you or the Company, or that you or the Company have any rights or claims whatsoever against the other or any of the Company Releasees or Personal Releasees, as the case may be.
11. Future Employment. You agree that if you secure employment, enter into a contractual relationship to provide services, or obtain any financial or other interests in or otherwise become involved, either directly or indirectly or as a proprietor, partner, shareholder, officer, employee, consultant, agent or in any other capacity, with any person, firm or legal entity at any point between the effective date of this Agreement and August 9, 2009, you will immediately contact the undersigned in writing with (a) the identity of the person, firm or legal entity, (b) your job title (if any), and (c)(i) the date your employment commenced or is scheduled to commence, (ii) the date on which the contractual relationship began or is scheduled to being, or (iii) the date on which you obtained or are scheduled to obtain or became involved or are scheduled to become involved with the person, firm or legal entity. The Company will provide to any person designated in writing by you to the Company’s Vice President – Human Resources a reference letter substantially in the form of Exhibit “A” attached hereto.
12. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate any of the other provisions of the Agreement. The parties intend that any such provision shall be severed from the Agreement and that the Agreement shall be enforced to the full extent permitted by law. Furthermore, a breach by you of any provision of this Agreement may only be waived by a specifically authorized executive officer of the Company and such waiver shall not be construed as a waiver of any later breach.
13. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors and administrators of you and to the successors and assigns of the Company. You agree that the Company may assign this Agreement and its rights to enforce its provisions. Notwithstanding the foregoing, this Agreement shall not be assignable by you.
14. Choice of Law. This Agreement shall be governed by the laws of the State of Ohio, and both parties consent to venue and personal jurisdiction over them in the courts of Ohio, including the federal courts, for purposes of construction and enforcement of this Agreement.

15. Arbitration. Subject to the following sentence, any dispute or controversy arising under or in connection with this Agreement shall be settled by mandatory arbitration (in lieu of litigation) conducted in Summit County, Ohio in accordance with the national rules for the resolution of employment disputes of the American Arbitration Association then in effect, and judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Any dispute which arises with respect to your alleged violation of the confidentiality, non-competition and non-solicitation provisions of this Agreement may be litigated in any federal or state court having proper jurisdiction.
16. Construction. The parties agree that no party hereto, nor any attorney of either party, shall be deemed the drafter of this Agreement for the purpose of interpreting or construing any of its provisions, and no rule of construction resolving any ambiguity against the drafting party shall be applicable to this Agreement.
17. Acknowledgements.
(a) By signing this Agreement, you warrant that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that this Agreement is executed without reliance upon any statements or representations by the Company except as expressly set forth herein, and that you execute this Agreement freely and voluntarily with full knowledge and understanding of its contents on the date indicated below.
(b) You further acknowledge and warrant:
i. that you have read this Agreement in full and understand that you may be waiving and releasing certain rights you would otherwise be able to assert, and that you have not assigned or attempted to assign any such right(s);
ii. you have been advised in writing to consult with an attorney prior to executing this Agreement;
iii. you are being afforded twenty-one (21) days to consider the meaning and effect of this Agreement before executing it;
iv. if you execute the Agreement before the expiration of the twenty-one (21) day period discussed in Section 17(b)(iii), you have done so voluntarily and without duress;
v. you may revoke this Agreement for a period of seven (7) calendar days following the day you execute it, and this Agreement shall not become effective or enforceable until the revocation period has expired (with no revocation having occurred); and
vi. any revocation within the seven (7) day period referenced in Section 17(b)(v) must be submitted, in writing, to the Company. Said revocation must be personally delivered to the Company or mailed to the Company and postmarked within seven (7) calendar days of the execution of this Agreement.
18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such counterparts may be transmitted by facsimile or electronically via PDF files.
Sincerely,

JO-ANN STORES, INC.

By:	/s/ Thomas A. Williams
Thomas A. Williams
Vice President Human Resources

Dated: September 12, 2007
AGREED TO:

By:	/s/ David Holmberg
David Holmberg
Dated: September __, 2007

EXHIBIT A
Dear                      :
David Holmberg joined Jo-Ann Stores, Inc. in November, 2004 to oversee Store Operations, Custom Business and Real Estate, as well as to assist in the roll-out of our 35,000 square foot “superstore” concept. In 2005, David was instrumental in leading Jo-Ann’s “Repair Plan” while taking on additional responsibilities including Supply Chain, Merchandise Planning, Human Resources and Information Technology.
David’s stated career goal is to be a CEO or COO. Given his contributions to Jo-Ann during a difficult time period, the Jo-Ann organization was supportive of David’s personal objectives and worked out an agreement that enabled him to pursue his career goal upon the completion of Jo-Ann’s “Repair Plan”.
Sincerely,
Thomas Williams
Vice President, Human Resources